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                                                                    EXHIBIT 10.1

                         AMENDMENT NO. 1 TO AGREEMENT


     THIS AMENDMENT NO. 1 TO AGREEMENT (the "Amendment"), dated as of October 23, 2000, is made by and among Stan Lee Media, Inc., a Colorado corporation ("SLM"), Shockwave.com, Inc., a Delaware corporation ("Shockwave") and Macromedia, Inc., a Delaware corporation ("Macromedia").

     WHEREAS, SLM and Macromedia are parties to that certain Agreement between Stan Lee Media and Macromedia dated as of _____,1999 (the "Agreement"), relating to the creation and distribution of certain animated, internet-based audio visual series;

     WHEREAS, SLM and Macromedia are parties to that certain Preferred Stock Purchase Agreement, dated as of November 3, 1999 (the "Securities Purchase Agreement"), relating to the acquisition by Macromedia of shares of Class A Preferred Stock of SLM;

     WHEREAS, Macromedia has assigned all of its rights under, and Shockwave has assumed all of Macromedia's obligations under the Agreement, and Macromedia has transferred its shares of Class A Preferred Stock to Shockwave;

     WHEREAS, the parties desire to make certain modifications to their rights and obligations under the agreement.

     NOW, THEREFORE, in consideration of mutual covenants contained herein the parties, intending to be legally bound hereby, do hereby agree as follows:

     1.  Terms.  Terms used but not otherwise defined herein shall have the
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         meanings ascribed to them in the Agreement.

     2.  Production.  Effective August 21, 2000 (the "Effective Date"), SLM
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         shall have no further obligation to (i) produce any Shockwave Series, or (ii) provide Shockwave with any right of first look or first option with respect to any future audiovisual series created by SLM or any means of distribution or production of any audiovisual series previously presented to Shockwave.

     3.  Payment.  Concurrently with the execution of a definitive agreement
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         between the parties, Shockwave shall pay to SLM an amount equal to
         $200,000 in full satisfaction of all payment obligations under the Agreement.

     4.  Exclusivity.  Any and all exclusivity periods relating to any Shockwave
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         Series shall be terminated effective as of the Effective Date.

     5.  Contingent Compensation.  Shockwave and Macromedia shall have no
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         further right to any contingent compensation with respect to any
         Shockwave Series except as
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         follows: Shockwave shall continue to be entitled to receive contingent compensation with respect to "Other Exploitation" (as defined in Section 10(b) of the Agreement) of the Shockwave Series entitled 7th Portal and The Accuser calculated in accordance with the terms of the Agreement, provided that, such contingent compensation shall be limited to $1,059,696 in the aggregate.

     6.  Nondisparagement. The parties shall jointly approve any public
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         announcement or release regarding this amendment and the transition of the relationship to this new phase. Furthermore, neither party shall disparage the other party or any activities of the other party in any manner, including any spoof or caricature of the 7th Portal or Accuser properties. The terms hereof shall apply to each party and their respective affiliate and parent corporations, if any. The parties acknowledge that this nondisparagement agreement is a material term of this Amendment.

     7.  Lockup.  Shockwave and Macromedia agree to the following restrictions
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         with respect to any sale of the Class A Preferred Stock of SLM currently owned by Shockwave (and the common stock issuable upon conversion of such preferred stock)(the "Shares"):

         a. During the six-month period commencing on the Effective Date and ending six months thereafter (the "First Trigger Date"), neither Shockwave nor Macromedia shall sell any of the Shares, in either a public or private transaction, without the prior written approval of SLM.

         b. From the First Trigger Date until the end of the six-month period following the First Trigger Date (the "Second Trigger Date"), Shockwave and Macromedia shall only sell (in a private or public transaction) Shares in accordance with the volume limitations set forth in Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"), except that the aggregate volume amount set forth in Rule 144(e)(1)(ii) and (e)(1)(iii) shall be 5% of the average weekly reported volume of trading ("AWTV") (as defined in Rule 144).

         c. From the Second Trigger Date until the end of the six-month period following the Second Trigger Date, Shockwave and Macromedia shall only sell (in a private or public transaction) Shares in accordance with the volume limitations set forth in Rule 144, except that the aggregate volume amount under Rule 144(e)(1)(ii) and (e)(1)(iii) shall be 50% of AWTV.

         d. Notwithstanding the foregoing, the restrictions set forth above shall no longer apply following the date that: (i) SLM publicly announces (or, if earlier, commencement of such transaction or announcement by a third-party) its intention to enter into a change of control transaction (defined as the sale of 50% or more of its common stock or other sale of in excess of 50% of the power to vote on the election of directors, but excluding customary class votes granted to investors in connection with the acquisition of securities of SLM), a merger with another entity in which the stockholder of such other entity immediately prior to the merger would own in excess of 50% of the voting power of the surviving corporation (other than a merger done principally to effect a change of domicile of SLM or similar non-substantive structural goal), or the sale of all or substantially
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             all of the assets of SLM to a party that is not an affiliate of SLM
             (as such term is defined in Rule 144), or (ii) SLM announces (or takes equivalent action which would indicate) that it intends to or that it has filed for bankruptcy or receivership or similar protection from creditors or such similar action is asserted against SLM.

         As a condition of Shockwave's obligations under this Section 7, SLM agrees, by no later than the Second Trigger Date and at its own expense, to register with the SEC for sale to the public all of the common stock issuable upon conversion of the Class A Preferred Stock owned by Macromedia or SLM. SLM also agrees to execute such consents and other documents as may be necessary to effectuate the transfer of the Class A Preferred Stock from Macromedia to Shockwave. "Shares" as referred to herein shall apply to the Shares purchased in the name of Macromedia, whether or not transferred in record to Shockwave, and SLM agrees to provide any reasonable cooperation necessary in connection with such transfer from Macromedia to Shockwave. Except as expressly set forth herein with respect to the Lock-up on sale, this Amendment shall not restrict or modify in any way any and all other rights Macromedia and/or Shockwave have with respect to the Shares.

     8.  Board Seat.  Robert Burgess shall resign from the Board of Directors of
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         SLM and the parties shall make a mutually acceptable public announcement regarding such resignation.

     9.  Release.  Each of the parties, on behalf of themselves and their
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         respective affiliates, hereby fully release and forever discharge each other and each of their respective affiliates from any and all claims, demands, controversies, liabilities, damages, debts, obligations, costs, expenses, attorneys' fees or causes of action of any kind or nature relating to the Agreement, whether now known or unknown, suspected or unsuspected, in law or in equity as may exist, in connection with, arising from or relating to the Agreement, including without limitation any and all claims that may be based on contract, tort or other theories.

         a. Each of the parties on behalf of themselves and their respective affiliates, hereby waive any and all rights which any of them may have under the provisions of Section 1542 of the Civil Code of the State of California as now worded and as hereafter amended, which section provides in pertinent part:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         b. It is understood and agreed that the facts in respect of which this Amendment is executed may turn out to be other than or different from the facts in that respect now known or believed by each of the parties to be true; and with such understanding and agreement, each of the parties, on behalf of themselves
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             and their respective affiliates, expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the date hereof, and each agrees that this Amendment shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

     10. Roll Off.  SLM hereby grants Shockwave a royalty-free license to
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         display, and Shockwave agrees to continue to display, those episodes already displayed on Shockwave for a period of time reasonably necessary to transition the episodes for display directly on the SLM site. For a period of 180 days from the date this Agreement is executed, Shockwave agrees to maintain a single link on the "Shows" page of its site to the SLM Site. The link shall be placed in a reasonably similar place to the place in which the shows are currently posted, subject to general changes in Shockwave's site and business strategy.

     11. Termination of Agreement Provisions.  All of the terms of the Agreement
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         shall be terminated and have no further force or effect except as follows:

         a. Sections 9 (Ownership), 12 (Remedies), 13 (Indemnity), and 15 (Clear Rights) shall survive termination.

         b. In Section 10 (Contingent Compensation), subsections (b) (Other Exploitation), (c) (definition of AGI), and (d)(collection of income) only shall survive termination, but solely to the extent necessary to effectuate the terms of Section 5 above.

     12.  Complete Agreement.  This, together with the provisions of the
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          Agreement that are not being terminated hereby is the complete agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements with respect thereto. There are no representations, warranties, covenants, conditions, terms, agreements, promises, understandings, commitments or other arrangements with respect to the subject matter hereof other than those expressly set forth or incorporated herein or made in writing on or after the date of this Amendment.

     13.  Governing Law; Consent to Jurisdiction.  This Amendment is made
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          pursuant the laws of the State of California; as to any question concerning the Agreement as a whole, it shall be governed by, construed under and enforced in accordance with, the laws of the State of California without regard to its conflict-of-laws principles.

     14.  Expenses.  Except as otherwise specifically provided herein, each of
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          the parties hereto shall pay their respective counsel fees, accounting fees and other costs and expenses incurred in connection with the negotiation, making, execution, delivery and performance of this Amendment.
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     15.  Binding Agreement; Successors.  This Amendment shall be binding upon,
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          inure to the benefit of and be enforceable by the parties hereto and the respective predecessors, successors, assigns, heirs, legatees, executors, representatives, agents, guardians, custodians, administrators, conservators, directors, officers, shareholders, subsidiaries, affiliates and associates of the parties hereto and any other person or persons who may in any fashion claim any interest in the subject matter hereof through any of the parties hereto.

     16.  Headings.  The paragraph headings herein are for reference purposes
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          only and shall not affect in any way the meaning or interpretation of this Amendment, nor are they deemed to constitute a part of this Amendment.

     17.  Counterparts.  This Amendment may be executed in two or more
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          counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, which shall be effective upon the execution hereof by all of the parties hereto. A complete set of counterparts shall be made available to each party hereto.

     18.  Time of the Essence.  Time shall be of the essence of this Amendment
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          and of each and every part thereof.

     19.  Severability.  If any provision of this Amendment or the application
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          of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

     20.  Attorneys' Fees.  In any action or proceeding brought to enforce any
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          provision of this Amendment, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable and actual attorney's fees in addition to its cost and expense and any other available remedy; provided, that, for the
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          purposes hereof, SLM shall be deemed one party and Shockwave and
          Macromedia shall be deemed one party.

     21.  Interpretation.  As used herein, "affiliates" of a person shall mean
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          such person's shareholders, subsidiaries, associates, predecessors and successors, and assigns of any of them, and each and all of such person's directors, officers, employees, agents and representatives, and assigns of any of them. Each party has participated in the drafting and preparation of this Amendment, and, accordingly, in any construction or interpretation of this Amendment, the same shall not be construed against any party by reason of the source of drafting.
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     IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the date first above written.

                                  STAN LEE MEDIA, INC.


                                  By:       /s/ Kenneth Williams
                                     ---------------------------------------
                                     Name:   Kenneth Williams
                                     Title:  President and Chief Executive
                                             Officer

                                  MACROMEDIA, INC.


                                  By:       /s/ Lauren Hillburg
                                     ---------------------------------------
                                     Name:
                                     Title:

                                  SHOCKWAVE.COM, INC.


                                  By:      /s/ Lawrence Levy
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                                     Name:
                                     Title: